ANNEX I

Communication of remuneration plans for

Directors or Executive Officers granted by listed companies (CNMV Circular 4/2000 )

LIST OF DIRECTORS AND EXECUTIVE OFFICERS WHO ARE BENEFICIARIES OF THE PLAN

I.- Executive Directors.

First name and surname	Position in the Company	Maximum number of shares allotted	Percentage of share capital
César Alierta Izuel	Executive Chairman	129,183 shares	0.0026%
José María Alvarez-Pallete López	General Manager Telefónica Latinoamérica	62,354 shares	0.0013%
Peter Erskine	General Manager Telefónica O2 Europa	181,762 shares	0.0037%
Julio Linares López	General Manager Coordination, Business Development and Synergies	65,472 shares	0.0013%
Antonio Viana-Baptista	General Manager Telefónica España	62,354 shares	0.0013%

II.- Executive Officers.

First name and surname	Position in the Company	Maximum number of shares allotted	Percentage of share capital
Luis Abril Pérez	General Manager Technical Secretariat to the Chairman’s Office	38,036 shares	0.0008%
Santiago Fernández Valbuena	General Manager Finance and Corporate Development	62,354 shares	0.0013%
Calixto Ríos Pérez	General Manager Internal Auditing	19,244 shares	0.0004%
Ramiro Sánchez de Lerín García-Ovies	General Manager Legal and Board Secretariat	37,412 shares	0.0008%